UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2015 (March 13, 2015)

BARFRESH FOOD GROUP INC.

 (Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Madison Street, Suite 701

Denver, CO 80206

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-329-3008

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosures set forth in Item 3.02 are incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities

On March 13, 2015, Barfresh Food Group, Inc. (the “Company”) sold in a private placement to institutional and accredited investors 10,550,000 shares of its common stock (“Shares”) and warrants to purchase up to 5,275,000 shares of common stock (“Warrant Shares”) for gross proceeds to the Company of $5,275,000. The warrants are exercisable for a term of five-years at a per share exercise price of $0.60 and are subject to customary protective provisions for price and certain events. The Shares and Warrant Shares are subject to mandatory registration rights, set forth in the registration rights agreement between the Company and the investors. The net proceeds of the offering will be used for working capital to rapidly scale new contracts and expand its operations to meet demand for its unique line of Smoo® blended beverages.

The Company believes that the issuance of the Shares and warrants is exempt from registration pursuant to Rule 506(b) of Regulation D, promulgated under the Securities Act of 1933, as amended, on the basis that the offering is limited to accredited investors and involves no general solicitation or advertising.

The description of the financing transaction set forth herein is qualified by reference to the transaction documents, attached hereto as Exhibits 4.1, 10.1 and 10.2. The Company’s Press Release dated March 16, 2015 announcing the closing of the private placement is also attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

4.1	Form of Series G Warrant

10.1	Form of Securities Purchase Agreement dated March 13, 2015

10.2	Form of Registration Rights Agreement dated March 13, 2015

99.1	Form of Press Release dated March 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc. (Registrant)

Date: March 16, 2015	By:	/s/ Arnold Tinter
	Name:	Arnold Tinter
	Its:	Chief Financial Officer